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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 11-K


                 Annual Report Pursuant to Section 15(d) of the
                        Securities Exchange Act of 1934


       (Mark One)

       [X]    Annual Report pursuant to Section 15(d) of the Securities Exchange
Act of 1934 (Fee required). [This filing is being made contemporaneously with the Filing of a registration statement by Union Planters Corporation on Form
S-8 as required by Section A.2.(ii) of the General Instructions of Form S-8.]

              For the year ended November 30, 1993

                                      Or

       [ ]    Transition Report pursuant to Section 15(d) of the Securities
Exchange Act of 1934 (No fee required)

         For the transition period from ________________ to ________________

         Commission File Number: 1-10160


          UNION PLANTERS CORPORATION 401(k) RETIREMENT SAVINGS PLAN
                             (Full Title of Plan)

                          UNION PLANTERS CORPORATION
       (Name of Issuer of Certain Securities Held Pursuant to the Plan)

                         7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE 38108
                                (901) 383-6000
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                             REQUIRED INFORMATION


The Union Planters Corporation 401(k) Retirement Savings Plan is subject to ERISA and elects to file Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA as permitted by Paragraph 4.

The Union Planters Corporation 401(k) Retirement Savings Plan Financial Statements and Additional Information November 30, 1993 and 1992 annexed as Exhibit A hereto are hereby incorporated by reference herein, and are included as a part of this Annual Report.

As permitted by GENERAL INSTRUCTION E of FORM 11-K, Exhibit A hereto is being contemporaneously filed in paper form under cover of Form SE.


ADDITIONAL EXHIBIT:

         23      Consent of Price Waterhouse LLP


                                   SIGNATURES

         The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  UNION PLANTERS CORPORATION 401(K)
                                  RETIREMENT SAVINGS PLAN


Date:  August 25, 1994

                                  By: /s/ J. F. Springfield
                                     _________________________________________
                                        J. F. Springfield, a Co-Administrator
                                        of the Plan


                                  By: /s/ M. Kirk Walters
                                     _________________________________________
                                        M. Kirk Walters, a Co-Administrator of
                                        the Plan